                                                                     EXHIBIT 3.1


                         CERTIFICATE OF INCORPORATION

                                      OF

                              MMC NETWORKS, INC.



                                     FIRST

     The name of this corporation is "MMC Networks, Inc." (the "Corporation")

                                    SECOND

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                     THIRD

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

                                     FOURTH

     A. The total number of shares which the Corporation shall have authority to issue is One Hundered Thirteen Million, Four Hundred and Ninety Eight Thousand, and Seven Hundred and Thirty Seven (113,498,737) shares of capital stock.

     B. Of such authorized shares, One Hundred Million (100,000,000) shares shall be designated "Common Stock," par value $0.001 per share.

     C. Of such authorized shares, Thirteen Million, Four Hundred and Ninety Eight Thousand, and Seven Hundred and Thirty Seven (13,498,737) shares shall be designated "Preferred Stock," par value $0.001 per share. The Preferred Stock shall consist of two series designated Series A Preferred Stock (the "Series A Preferred"), consisting of 9,378,000 shares, and Series B Preferred Stock (the "Series B Preferred"), consisting of 4,120,737 shares.

     D. A statement of the rights, preferences, privileges and restrictions granted to or imposed on the Preferred Stock and the holders thereof is as follows:

          1.   Dividends.  The holders of the outstanding Preferred Stock shall
               ---------
be entitled to receive, out of any funds legally available therefor, dividends at the rate of $0.03 per share of Series A Preferred and $0.159 per share of Series B Preferred, per annum, payable in preference and priority to
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any payment of any dividend on Common Stock when and as declared by the Board of
Directors. After payment of such dividends, any additional dividends declared shall be distributed among all holders of Series A Preferred, Series B Preferred and Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred and Series B Preferred were converted into Common Stock at the then effective Conversion Price (as defined in paragraph 3(a) below). The right to such dividends on the Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

          In the event that the Corporation shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred Stock (as provided in paragraph 3 hereof), the Corporation shall, at the option of each holder, pay in cash to each holder of Series A Preferred and Series B Preferred subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, paragraph 3 hereof.

     2.   Liquidation Preference.
          ----------------------

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred and Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the sum of $0.333 and $1.767, respectively (adjusted for any subdivisions, combinations, consolidations or stock distributions or dividends with respect to such shares effected after the date this Certificate of Incorporation was filed with the Secretary of State), and, in addition, an amount equal to all declared but unpaid dividends on the Preferred Stock (the "Liquidation Preference"). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Preferred Stock in proportion to the full liquidation preferences to which such holder is entitled.

               After payment has been made to the holders of the Preferred Stock of the Liquidation Preference, the holders of the Preferred Stock and the Common Stock shall be entitled to receive the remaining assets of the Corporation in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock then held by each such holder were converted into Common Stock at the then effective Conversion Prices (as defined in paragraph 3(a) below) (such proportion being defined herein as "equally on an as-converted basis") until such time as the holders of the Series A Preferred have received an aggregate of $1.167 (including amounts previously paid as the Liquidation Preference of the Series A Preferred pursuant to the preceding paragraph) for each share of Series A Preferred then held by them. If the assets and funds thus distributed among the holders of the Preferred Stock and Common Stock shall be insufficient to permit the payment to the holders of the Series A Preferred of an aggregate of $1.167 then the remaining assets and funds of the Corporation legally available for distribution (after payment of the Liquidation

Preferences pursuant to the preceding paragraph) shall be distributed among the holders of the Preferred Stock and Common Stock equally on an as-converted basis.

               Thereafter, the holders of the Common Stock and Series B Preferred shall be entitled to receive the remaining assets of the Corporation equally on an as-converted basis until such time as the holders of the Series B Preferred have received an aggregate of $3.333 (including amounts previously paid as the Liquidation Preference of the Series B Preferred pursuant to the preceding paragraph) for each share of Series B Preferred then held by them. If the assets and funds thus distributed among the holders of the Series B Preferred and Common Stock shall be insufficient to permit the payment to the holders of the Series B Preferred of an aggregate of $3.333 for each share of Series B Preferred held by them, then the remaining assets and funds of the Corporation legally available for distribution (after payment of the amounts specified in the preceding two paragraphs) shall be distributed among the holders of the Series B Preferred and Common Stock equally on an as-converted basis.

               Thereafter, the remaining assets of the Corporation shall be distributed to the holders of the Common Stock pro rata based upon the number of shares held by each such holder.

          (b) For purposes of this paragraph 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, (i) the Corporation's sale of all or substantially all of its assets or
(ii) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction holding less than fifty percent (50%) of the voting equity securities of the surviving entity immediately following such transaction.

          (c) For purposes of this paragraph 2, the amount of assets and surplus funds of this Corporation available for distribution upon a liquidation, dissolution or winding up of this Corporation shall be determined as follows:

               (i) insofar as it consists of cash, be computed at the aggregate amount of cash held by this Corporation at the time of the liquidation, dissolution or winding up, excluding amounts paid or payable for accrued interest or accrued dividends; and

               (ii) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of the liquidation, dissolution or winding up, as determined in good faith by the Board.

     3.   Conversion.  The holders of the Preferred Stock shall have conversion
          ----------
rights as follows (the "Conversion Rights"):

          (a)  Right to Convert.  Each share of Series A Preferred and Series B
               ----------------
Preferred shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.333, in the case of the Series

A Preferred, or $1.767 in the case of the Series B Preferred, by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion (individually the "Series A Conversion Price" and the "Series B Conversion Price," and collectively the "Conversion Prices") shall initially be $0.333 per share of Common Stock for conversions of Series A Preferred and $1.767 per share of Common Stock for conversions of Series B Preferred.

               Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price (i) in the event of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an aggregate offering price to the public of not less than $7,500,000, or (ii) at the election of the holders of seventy-five percent (75%) of the outstanding shares of the Preferred Stock. In the event of an offering referred to in subsection (i) above, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such underwritten public offering.

          (b)  Mechanics of Conversion.  No fractional shares of Common Stock
               -----------------------
shall be issued upon conversion of Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same. Such notice shall also state whether the holder elects, pursuant to paragraph 1 hereof, to receive declared but unpaid dividends on the Preferred Stock proposed to be converted in cash, or to convert such dividends into shares of Common Stock at their fair market value as determined by the Board of Directors. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock, and any declared but unpaid dividends on the converted Preferred Stock which the holder elected to receive in cash. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, the conversion shall be conditioned upon the closing of such public offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to such closing.

          (c)  Adjustments to Conversion Price for Diluting Issues.
               ---------------------------------------------------

               (i)  Special Definitions.  For purposes of this paragraph 3, the
                    -------------------
following definitions shall apply.

                    (A)  "Options" shall mean rights, options or warrants to
                          -------
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (B)  "Convertible Securities" shall mean any evidences of
                          ----------------------
indebtedness, shares (other than Common Stock, Preferred Stock and warrants to purchase Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                    (C)  "Series A Original Issue Date" shall mean the date on
                          ----------------------------
which a share of Series A Preferred was first issued.

                    (D)  "Series B Original Issue Date" shall mean the date on
                          ----------------------------
issued.which a share of Series B Preferred was first

                    (E)  "Additional Shares of Common Stock" shall mean all
                          ---------------------------------
shares of Common Stock issued (or, pursuant to paragraph 3(c)(iii), deemed to be issued) by the Corporation after the date of filing of this Certificate of
Incorporation:

                         (1)  upon conversion of shares of Series A Preferred or
Series B Preferred Stock;

                         (2)  to officers or employees of, or consultants to,
the Corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program (collectively, the "Plans") approved by the Board of Directors up to a maximum of 12,225,000 shares (post-split), or such greater number as is approved by unanimous consent of the total number of directors elected and serving as such;

                         (3)  as a dividend or distribution on the Preferred
Stock;

                         (4)  upon exercise or conversion of warrants to
purchase shares of Common Stock issued in connection with equipment lease financing transactions or bank financing transactions approved by the Board of Directors, where the issuance of such warrants is not principally for the purpose of raising additional equity capital for the Corporation; and

                         (5)  by way of dividend or other distribution on shares
of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (1), (2), (3) and (4) or on shares of Common Stock so excluded.

                    (F)  "Next Financing" shall mean the next issuance of the
                          --------------
Corporation's securities after the Series B Original Issue Date in which the aggregate sales price of the securities issued to New Investors is at least $4,000,000 at a per share price greater than $1.767 per share; provided, however, that the term Next Financing shall include an issuance of securities by the Corporation if the Corporation has reached an agreement in principle, as evidenced in writing, with New Investors for the New Investors to purchase securities of the Corporation for an aggregate sales price of at least $4,000,000 at a price per share greater than $1.767, but a lesser amount of securities are actually issued and sold to the New Investors solely as a result of the holders of the Series A Preferred and Series B Preferred exercising rights of first refusal to purchase such securities pursuant to the Shareholder Rights Agreement between the holders of the Series A Preferred and Series B Preferred and the Corporation, as the same may be amended from time to time.

                    (G)  "New Investors" shall mean persons or entities other
                          -------------
than the holders of Common Stock as of the date of filing of this Certificate of Incorporation or the holders of the Series A Preferred or Series B Preferred.

             (ii)   No Adjustment of Conversion Price:  No adjustment in the
                    ---------------------------------
Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect for such series of Preferred Stock on the date of, and immediately prior to such issue. No adjustment in the Conversion Prices shall be made pursuant to paragraph (iv) below as a result of any stock dividend or subdivision which causes an adjustment in the Conversion Price pursuant to subsection (3)(d) below.

             (iii)  Deemed Issue of Additional Shares of Common Stock.  In the
                    -------------------------------------------------
event the Corporation at any time or from time to time after the Series A Original Issue Date or Series B Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 3(c)(v) hereof) of such Additional Shares of Common Stock would be less than the Series A Conversion Price or Series B Conversion Price as applicable in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any case in which Additional Shares of Common Stock are deemed to be issued:

                    (A) no further adjustment in the applicable Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                    (C) no readjustment pursuant to clause (B) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

              (iv)  Adjustment of Conversion Price Upon Issuance of Additional
                    ----------------------------------------------------------
Shares of Common Stock.
----------------------

                    (A)  Adjustment of Series A Conversion Price Upon Issuance
                         -----------------------------------------------------
of Additional Shares of Common Stock. In the event this Corporation shall issue
------------------------------------
Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to para graph 3(c)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue and (iii) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price; and the denominator of which shall be the sum of (A) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (B) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue and (C) the number of such Additional Shares of Common Stock so issued.

                    (B)  Adjustment of Series B Conversion Price Upon Issuance
                         -----------------------------------------------------
of Additional Shares of Common Stock.
------------------------------------

                         (1)  Issuance of Additional Shares of Common Stock
                              ---------------------------------------------
Before Next Financing. In the event that prior to the Next Financing, this
---------------------
Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph 3(c)(iii)) without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series B Conversion Price in effect immediately after each such issuance shall be reduced to a price equal to the per share issue price of such Additional Shares of Common Stock.

                         (2)  Issuance of Additional Shares of Common Stock
                              ---------------------------------------------
After Next Financing. In the event that after the Next Financing this
--------------------
Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph 3(c)(iii)) without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series B Conversion Price by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue and (iii) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series B Conversion Price; and the denominator of which shall be the sum of (A) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (B) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue and (C) the number of such Additional Shares of Common Stock so issued.

               (v)  Determination of Consideration.  For purposes of this
                    ------------------------------
paragraph 3(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (A)  Cash and Property.  Such consideration shall:
                         -----------------


                         (1)  insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         (2)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                         (3)  in the event Additional Shares of Common Stock are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

                    (B)  Options and Convertible Securities.  The consideration
                         ----------------------------------
per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph 3(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                    (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

                    (y) the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (d)  Adjustments for Stock Dividends, Subdivisions, Combinations, or
               ---------------------------------------------------------------
Consolidations. In the event the Corporation after the date of filing of this
--------------
Certificate of Incorporation shall pay a stock dividend on the Common Stock, or the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the Series A Conversion Price and Series B Conversion Price in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

          (e)  No Impairment.  The Corporation will not, by amendment of its
               -------------
Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

          (f)  Notices of Record Date.  In the event that this Corporation
               ----------------------
shall propose at any time after the date of filing of this Certificate of
Incorporation:

               (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

               (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

              (iv) to merge with or into any other corporation (other than a merger in which the holders of the outstanding voting equity securities of the Corporation immediately prior to such merger hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such merger), or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock:

                    (A) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                    (B)  in the case of the matters referred to in (iii) and
(iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

               Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock shares at the address for each such holder as shown on the books of this Corporation and shall be deemed given when so mailed.

          (g)  Recapitalization.  If at any time or from time to time there
               ----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this paragraph 3 or paragraph 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of Common Stock deliverable upon conversion of each share of such series would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this paragraph 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     4.   Voting Rights and Directors.
          ---------------------------

          (a)  Except as otherwise required by law and as provided in paragraph
(b) below, the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, as follows: (i) each holder of Preferred Stock shall have one vote for each full share of Common Stock into which its respective shares of Preferred Stock would be convertible on the record date for the vote and (ii) the holders of Common Stock have one vote per share of Common Stock.

          (b) For so long as at least 3,000,000 shares of Series A Preferred are outstanding (appropriately adjusted in the event of a stock split, reverse split, recapitalization or similar event), the holders of shares of Series A Preferred, voting as a class, shall be entitled to elect two directors. For so long as at least 1,350,000 shares of Series B Preferred are outstanding (appropriately adjusted in the event of a stock split, reverse split, recapitalization or similar event), the holders of shares of Series B Preferred voting as a class, shall be entitled to elect one director. The holders of shares of Common Stock voting as a class shall be entitled to elect one director, and the remaining directors shall be elected by the holders of the Series A Preferred, Series B Preferred and the holders of Common Stock, voting as provided in Section (4)(a) above. If at least 3,000,000 shares of Series A Preferred or 1,350,000 of Series B Preferred are not outstanding (appropriately adjusted in the event of a stock split, reverse split, recapitalization or similar event), then the director or directors otherwise elected by the holders of such series shall be elected by holders of the Series A Preferred, Series B Preferred and Common Stock, with each share voting as provided in Section (4)(a) above.

     5.   Protective Provisions.  In addition to any other rights provided by
          ---------------------
law, so long as any Preferred Stock shall be outstanding, this Corporation shall not:

          (a) Without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class on an as-converted basis:

               (i) amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would alter or change adversely the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred or Series B Preferred;

               (ii) authorize or issue any shares of any class or series of stock or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having (A) any preference or priority over, or being on a parity with, the Series A Preferred or Series B Preferred with respect to voting, dividends or upon liquidation, or (B) rights similar to any of the rights of the Series A Preferred or Series B Preferred under this paragraph 5;

               (iii) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred or Series B Preferred;

               (iv) consummate a sale of all or substantially all of the Corporation's assets or any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which would result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction holding less than fifty percent (50%) of the voting power of the surviving entity immediately following such transaction; or

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

               (v) increase the total number of authorized shares of Series A Preferred or Series B Preferred.

          (b) Without obtaining the prior affirmative vote or written consent of the holders of not less than seventy-five percent (75%) of such outstanding shares of Series A Preferred and Series B Preferred, amend Section 3(a)(ii) of this Certificate of Incorporation providing for conversion of the Series A Preferred and Series B Preferred into Common Stock upon the election of holders of seventy-five percent (75%) of the outstanding Series A Preferred and Series B Preferred.

          (c) Without first obtaining the prior affirmative vote or written consent of the holders of not less than the majority of such outstanding shares of the Series B Preferred, voting as a single series:

               (i) consummate a sale of all or substantially all of the Corporation's assets or any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which would result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction holding less than fifty percent (50%) of the voting power of the surviving entity immediately following such transaction; or

               (ii) increase the total number of authorized shares of Series B Preferred.

     6.   Status of Converted Stock.  In the event any shares of Preferred
          -------------------------
Stock shall be converted pursuant to paragraph 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

     7.   Residual Rights.  All rights accruing to the outstanding shares of
          ---------------
this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

     8.   Consent for Certain Repurchases of Common Stock Deemed to be
          ------------------------------------------------------------
Distributions. Each holder of Preferred Stock shall be deemed to have consented
-------------
to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons.

                                     FIFTH

     The name and mailing address of the incorporator are as follows:

          NAME                               MAILING ADDRESS
          ----                               ---------------

          Aaron J. Alter                     Wilson, Sonsini, Goodrich & Rosati,
                                             Professional Corporation
                                             650 Page Mill Road
                                             Palo Alto, California 94304-1050

                                     SIXTH

     The Corporation is to have perpetual existence.

                                    SEVENTH

     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins.

                                     EIGHTH

     The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                     NINTH

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                     TENTH

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                    ELEVENTH

     Section 1. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at stockholders' meeting called and held in accordance with the Delaware General Corporation Law. The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designed Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated by the incorporator. At each annual meeting after the first annual meeting of stockholders, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as if practicable.

     Section 2. The number of directors which constitute the whole Board of Directors of the Corporation shall be designed in the Bylaws of the Corporation.

     Section 3. Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

                                    TWELFTH

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   THIRTEENTH

     Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote shall be required to alter, amend or repeal Articles ELEVENTH or THIRTEENTH hereof or any provision thereof, unless such amendment shall be approved by a majority of the directors of the Corporation not affiliated or associated with any person or entity holding (or which has announced an intention to obtain) 26% or more of the voting power of the Corporation's outstanding capital stock.

                                   FOURTEENTH

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purposes of forming a corporation pursuant to the Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts therein stated are true, and accordingly have hereunto set my hand this 8th day of August, 1997.


                                  /s/ AARON J. ALTER
                                  ----------------------------------------------
                                  Aaron J. Alter
                                  Incorporator

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